Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-230007

JetBlue Airways Corporation

$772,255,000

2019-1 Pass Through Trusts

Pass Through Certificates, Series 2019-1

Pricing Term Sheet, dated October 29, 2019 to the preliminary prospectus supplement dated October 29, 2019 (as supplemented, the “Preliminary Prospectus Supplement”) of JetBlue Airways Corporation.

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2019-1AA (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2019- 1A (“Class A Certificates”)

Amount:	$588,685,000	$183,570,000

Price to Public:	100%	100%

CUSIP:	477143 AH4	477143 AJ0

ISIN:	US477143AH41	US477143AJ07

Coupon/Stated Interest Rate:	2.75%	2.95%

Make-Whole Spread Over Treasuries:	0.15%	0.20%

Initial “Maximum Commitment” under the Liquidity Facilities:	$ 24,418,164	$ 8,168,101

Underwriters’ Purchase Commitments:
Citigroup Global Markets Inc.	$ 180,000,000	$ 57,000,000
Goldman Sachs & Co. LLC	$ 180,000,000	$ 57,000,000
Morgan Stanley & Co. LLC	$ 115,000,000	$ 35,000,000
Barclays Capital Inc.	$ 56,685,000	$ 16,570,000
BofA Securities, Inc.	$ 19,000,000	$ 6,000,000
BNP Paribas Securities Corp.	$ 19,000,000	$ 6,000,000
Credit Agricole Securities (USA) Inc.	$ 19,000,000	$ 6,000,000
Total	$ 588,685,000	$183,570,000

Aggregate Underwriting Commission:	$ 7,722,550

Concession to Selling Group Members:	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%

Settlement:	November 12, 2019 (T+10), the tenth business day after the date hereof.

Other Changes to the Preliminary Prospectus Supplement:	Under “Risk Factors—Risks Relating to JetBlue,” the third sentence of the risk factor entitled “We have a significant amount of fixed obligations and we will incur significantly more fixed obligations which could harm our ability to service our current obligations or satisfy future fixed obligations” is hereby replaced with the following:

	“As of September 30, 2019, future minimum payments under noncancelable leases and other financing obligations were approximately $2.2 billion for 2019 through 2023 and an aggregate of $2.0 billion for the years thereafter.”

We expect that delivery of the Certificates in this offering will be made against payment therefor on or about November 12, 2019, which is the tenth business day following the date of the pricing (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Certificates prior to the second business day preceding the settlement date will be required, by virtue of the fact that the Certificates initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Citigroup Global Markets Inc. at 1-877-858-5407 or Goldman Sachs & Co. LLC at 1-866-471-2526.